FOR IMMEDIATE RELEASE Media Contact:

Rick Matthews

(212) 843-8267

WELLS REIT II ANNOUNCES RE-ELECTION OF BOARD

ATLANTA (July 25, 2005) - Wells Real Estate Investment Trust II, Inc. (Wells REIT II) announced today that during its annual meeting of shareholders held on July 20, 2005, investors re-elected all of its Board Directors.

Re-elected were independent Board members Charles R. Brown, Richard W. Carpenter, Bud Carter, Donald S. Moss, Jack M. Pinkerton, Walter W. Sessoms, Neil H. Strickland, and W. Wayne Woody, as well as Leo F. Wells III and Douglas P. Williams. The Board subsequently appointed Mr. Wells as Chairman of the Board, Mr. Williams as Secretary and Treasurer, and Randall D. Fretz as Senior Vice President.

Making the announcement, Mr. Wells said, "We appreciate the confidence our shareholders have shown in our Wells REIT II Board of Directors.  As responsible stewards of Wells REIT II, the Board and its Officers will continue to represent the interests of our investors."

Founded in 2003, Wells REIT II is a public nontraded real estate investment trust headquartered in Norcross, Georgia.  Wells REIT II owns an interest in 26 properties across the United States, totaling approximately 7.2 million square feet of space.  Wells REIT II focuses on Class-A commercial office properties with high occupancies and creditworthy tenants.  Prominent Atlanta-area properties include the One Glenlake building in Atlanta, Georgia, occupied by Seibel Systems; a state-of-the art industrial property that serves as the East Coast distribution hub for JVC Americas Corp. in Douglasville, Georgia; and three buildings in the Wildwood office park that include Coca-Cola Enterprises, General Electric Company, and BlueLinx Corporation as tenants.

Wells Real Estate Funds is a national real estate investment management company that purchases and manages real estate portfolios on behalf of Wells-sponsored investment programs such as Wells REIT II.

To find out more about Wells REIT II, visit Wells online at www.wellsref.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements.  Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds.  This is neither an offer nor a solicitation to purchase securities.

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